STOCK PURCHASE AGREEMENT


         This Stock Purchase Agreement (this "Agreement") is entered into in Broward County, Florida as of August 29, 2001, among Bradford Tolley (the "Buyer"), and Scott Hulver ("Hulver") and Kevin Monahan ("Monahan")(Hulver and Monahan shall sometimes be referred to individually as the "Seller" and collectively, as the "Sellers.")

                             Preliminary Statements
                             ----------------------

         A. The Sellers collectively own 2,000,000 shares (the "Shares") of common stock of Xelos, Inc., a Florida corporation ("Xelos").

         B. The Sellers wishes to sell 1,904,000 shares of the Company's common stock to the Buyer.

         C. The Buyer desires to acquire from the Sellers, and the Sellers desires to sell to the Buyer 1,904,000 Shares of the Company's common stock (the "Shares") on the terms and subject to the conditions set forth in this Agreement.

                                    Agreement
                                    ---------

         In consideration of the preliminary statements and the respective covenants, representations and warranties contained in this Agreement, the parties agree as set forth below.

                                    ARTICLE I

                                   Definitions
                                   -----------

         Each term which is defined on Schedule 1 to this Agreement shall have the meaning ascribed thereto on Schedule 1.

                                   ARTICLE II

                        Purchase of Shares; Consideration
                        ---------------------------------

         2.1 Shares to be Purchased. On the terms and subject o the conditions set forth herein, on the Closing Date, the Sellers shall sell, transfer, assign, convey and deliver to the Buyer, all of Sellers' right, title and interest in and to 1,904,000 Shares.

         2.2 Consideration. The aggregate purchase price for the 1,904,000 Shares shall be Twenty-Two Thousand Dollars ($22,000.00) (the "Purchase Price"). The Purchase Price shall be paid at the closing by bank check or certified check, with Eleven Thousand Dollars ($11,000.00) payable to Scott Hulver and Eleven Thousand Dollars ($11,000.00) payable to Kevin Monahan.

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                                   ARTICLE III

                   Representations and Warranties of the Buyer
                   -------------------------------------------

         In order to induce the Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, the Buyer makes the representations and warranties set forth below to the Company and the Sellers.

         3.1 Organization. Buyer has all requisite right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

         3.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated hereby are duly authorized. This Agreement and all other documents to be executed by the Buyer pursuant to this Agreement have been and will be duly authorized, executed and delivered by it, and constitute, and upon execution will constitute, the legal, valid and binding obligations of the Buyer, as applicable, enforceable against it in accordance with their respective terms, except to the extent that their enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity.

         3.3 No Violation or Conflict. The execution, delivery and performance of this Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated hereby: (a) do not and will not violate or conflict with any provision of law or regulation, or any writ, order, judgment or decree of any court or governmental or regulatory authority and (b) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance, or require any consent under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Buyer pursuant to any material instrument or agreement to which the Buyer is a party or by which the Buyer or any of their respective properties may be bound or affected.

         3.4 Brokers. The Buyer has not employed any financial advisor, broker or finder and has not incurred and will not incur any broker's, finder's, investment banking or similar fees, commissions or expenses, in connection with the transactions contemplated by this Agreement.

         3.5 Consents and Approvals. No consent, approval, waiver or authorization of, or registration, qualification or filing with or notice to any federal, state or local governmental or regulatory authority is required to be made by the Buyer in connection with the execution, delivery or performance of this Agreement by the Buyer or the consummation by them of the transactions contemplated hereby.



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                                   ARTICLE IV

                  Representations and Warranties of the Sellers
                  ---------------------------------------------

         In order to induce the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Sellers, jointly and severally, makes the representations and warranties set forth below to the Buyer.

         4.1 Ownership of Shares. Each Seller represents and warrants that it is the record and beneficial owner of 1,000,000 Shares of the Company's common stock, free and clear of any and all security interests, encumbrances, and rights of any kind or nature whatsoever (collectively, the "Encumbrances"), and upon delivery of the Shares hereunder, the Buyer will acquire title thereto, free and clear of any and all Encumbrances. The Sellers represents and warrant that there exist no Securities Rights (as defined herein) with respect to the Shares. All rights and powers to vote the Shares are held exclusively by the Sellers. All of the Shares are validly issued, fully paid and non- assessable, were not issued in violation of the terms of any agreement or other understanding, and were issued in compliance with all applicable federal and state securities or "blue sky" laws and regulations. The certificates representing the Shares to be delivered by the Sellers at the Closing are, and the signatures and endorsements thereof or stock powers relating thereto will be, valid and genuine. For the purposes of this section, "Securities Rights" means with respect to the Company's securities, any options, warrants, subscription rights, other rights, proxies, puts, calls demands, plans, commitments, agreements, understandings or arrangements of any kind relating to such securities (whether issued or unissued) or any other securities convertible into or exchangeable for an issuer's securities, and includes all written or unwritten contractual rights relating to the issuance, sale, assignment, transfer, purchase, redemption, conversion, exchange, registration or voting of such securities and all rights conferred by the Company's governing documents and by any applicable agreements.

         4.2 Power and Authority: Enforceability. Each Seller has all requisite right, power and authority to enter into this Agreement and each ancillary document to be entered into by them pursuant hereto and to sell, transfer and deliver the Shares owned by them to the Buyer and perform his obligations hereunder and thereunder, and this Agreement and each such ancillary document constitutes or, will upon execution thereof constitute, the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, except to the extent that enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity.

         4.3 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of Florida. To the knowledge of the Company and the Sellers, neither the ownership nor the leasing of the Company's properties nor the conduct of its businesses requires the Company to qualify to transact business as a foreign corporation in any jurisdiction. The Company has all requisite right, power and authority to (a) own or lease and operate its properties and assets, (b) conduct its business as presently conducted, and (c) engage in and consummate the transactions contemplated hereby.

         4.4 Authorization; Enforceability. This Agreement and all other documents to be executed and delivered by the Company or the Sellers pursuant to this Agreement have been and will be duly authorized, executed and delivered by them, as applicable, and constitute, and upon execution will constitute, the legal, valid and binding obligations of the Company and the Sellers, enforceable against them, as applicable, in accordance with their respective terms, except to the

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extent that their enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity.

         4.5 No Violation or Conflict. The execution, delivery and performance of this Agreement by the Company and the Sellers and the consummation by the Company and the Sellers of the transactions contemplated hereby: (a) do not and will not violate or conflict with any provision of law or regulation, or any writ, order, judgment or decree of any court or governmental or regulatory authority, or any provision of the Company's Articles of Incorporation or Bylaws, or other organizational documents or any license, franchise or permit to which the Sellers or the Company is a party or by which it or they are bound; and (b) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance or require any consent under, or result in the creation of any lien, charge or encumbrance upon any property or assets of Sellers or of the Company pursuant to any instrument or agreement to which the Sellers or the Company is a party or by which the Sellers or the Company or their respective properties or assets may be bound or affected.

         4.6 Consents and Approvals. No consent, approval, waiver or authorization of, or registration, qualification or filing with or notice to any federal, state or local governmental or regulatory authority, or any other Person, is required to be made by the Sellers or the Company in connection with the execution, delivery or performance of this Agreement by the Company or by the Sellers or the consummation by the Company or the Sellers of the transactions contemplated hereby, except as required by the Securities Act of 1933 and the Securities and Exchange Act of 1934, and the Rules and Regulations promulgated thereunder.

         4.7 Brokers. There are no financial advisors, brokers, finders, investment banking or similar fees, commissions or expenses relating to this transaction.

         4.8 Capitalization. As of the date of this Agreement, the authorized capital stock of the Company consists solely of 50 million shares of common stock, of which 2,000,000 are issued and outstanding (the "Issued Shares"), stock. All of the Issued Shares are free and clear of any and all Encumbrances (as defined in Section 4.1). The Sellers represents and warrants that there exist no Securities Rights (as defined in Section 4.1) with respect to the Issued Shares. All of the Issued Shares are validly issued, fully paid and non-assessable, were not issued in violation of the terms of any agreement or other understanding, and were issued in compliance with all applicable federal and state securities or "blue sky" laws and regulations.

         4.9 Absence of Undisclosed Liabilities. The Company has no debt, obligation or liability, absolute, fixed, contingent or otherwise, of any nature whatsoever, whether due or to become due, including any unasserted claim, whether incurred directly or by any predecessor thereto and whether arising out of any act, omission, transaction, circumstance, sale of goods or services, state of factors or other condition which could have a material adverse effect on the Company's financial condition or results of operations, except those reflected or reserved against on the Company's unaudited financial statements for the six months ended May 31, 2001 or the audited financial statements for the fiscal year ended November 30, 2000.


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         4.10 Subsidiaries and Investments. The Company has no Investments. The
Company does not have any subsidiaries.

         4.11 Financial Statements. True and complete copies of the Company's audited financial statements for the fiscal year ended November 30 2000 and the reviewed unaudited financial statements for the quarter ended May 31, 2001 (collectively, the "Financial Statements") which were included in the Company's filings with the Securities and Exchange Commission. The Financial Statements
(i) were prepared in accordance with the books of account and other financial records of the Company, (ii) present fairly the financial condition and results of operations of the Company as of the dates thereof or for the periods covered thereby, (iii) have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with the past practices of the Company and (iv) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the financial condition of the Company and the results of the operations of the Company, as of the dates thereof or the periods covered thereby (subject to normal recurring year end adjustments).

         4.12 Conduct of Business. The Company has conducted its businesses only in the ordinary and usual course consistent with past practices and there has not occurred any material adverse change in its condition (financial or otherwise), results of operations, properties, assets, liabilities, business or prospects. Without limiting the generality of the foregoing, except as disclosed on Schedule 4.12, since May 31, 2001, the Company has not:

                  (a) declared or paid any dividends or other distribution (whether in cash, stock or other property) with respect to its capital stock, or otherwise transferred or agreed to transfer any assets to any of its shareholders or Affiliates;

                  (b) suffered any damage, destruction or loss, whether or not covered by insurance, which has had or could have an adverse effect on any of its properties, assets, business or prospects;

                  (c) voluntarily or involuntarily sold, transferred, surrendered, abandoned or disposed of any of its assets or property rights (tangible or intangible), other than inventory and minor amounts of personal property, in the ordinary course of business consistent with past practices at a price equal to the greater of fair market value or book value;

                  (d) disclosed any proprietary or confidential information to any third party;


                  (e) granted or made any mortgage or pledge or subjected itself or any of its properties or assets to any Encumbrance, except Permitted Encumbrances,

                  (f) created, incurred or assumed any liability or indebtedness, for borrowed money or entered into any capitalized lease obligations;

                  (g) made or committed to make any capital expenditures;

                  (h) applied any of its assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of Seller


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or any Affiliate thereof or to the prepayment of any such amounts, or otherwise entered into or modified any arrangement with any Affiliate of the Company or the Seller;

                  (i) written off the value of any inventory or any accounts receivable or increased the reserves for obsolete, damaged, spoiled or otherwise not usable inventory or doubtful or uncollectible receivables;

                  (j) granted any increase in the compensation payable or to become payable to directors, officers or employees (including, without limitation, any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment or otherwise), other than merit increases to officers and employees (other than the Seller and their Affiliates) in the ordinary course of business and consistent with past practices;

                  (k) altered the manner of keeping its books, accounts or records, or changed in any manner the accounting practices therein reflected;

                  (l) accelerated or delayed collection of notes or accounts receivable in advance of or beyond their regular dates or the dates when the same could have been collected in the ordinary course of business consistent with past practices;

                  (m) allowed its levels of inventory to vary in any material respect from the levels customarily maintained;

                  (n) experienced any other event or condition of any character which has had or could have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), results of operations, assets, liabilities. properties, business or prospects of the Company, or on employee, customer or supplier relations;

                  (o) agreed, whether in writing or otherwise, to do any of the foregoing.

         4.13 Compliance with Laws. The Company has conducted its business in compliance with all federal, state, local and foreign laws, ordinances, regulations, judgments, rulings, orders and other requirements applicable to it, including without limitation those relating to (a) employment, safety and health, and (b) environmental protection, building, zoning and land use and (c) federal and state securities laws. No governmental authority or any other Person has asserted that the Company is not in compliance with any such laws, ordinances, regulations, judgments, rulings, orders and other requirements. The Company is not subject to any order, judgment or decree of any court or governmental authority. There has been no inspection of the Company's businesses and properties conducted by insurance companies, consultants, or any other Persons. Each of the Company's filings with the Securities and Exchange Commission (the "SEC'), as found on the SEC's web site, comply with the requirements of the Securities Exchange Act of 1934 and do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         4.14 Litigation. The Sellers and the Company represent and warrant that there are no actions, suits, investigations, claims or proceedings pending or, to the knowledge of the Company

                                        6

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or the Sellers, threatened before any court, governmental or regulatory authority or arbitrator: (a) affecting the Company (as plaintiff or defendant) which: (i) could, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), results of operations, properties, assets, liabilities, business or prospects of the Company; or (ii) without limiting the generality of the foregoing (A) threatens to revoke, vary, modify or terminate any of the Governmental Authorizations or to declare any of them invalid in any respect; (B) involves any claim against the Company for injury to persons, animals or property; or (C) involves a claim for specific performance, injunctive relief or other equitable remedies; or (b) which questions the legality or propriety of the transactions contemplated by this Agreement; and there exist no facts or circumstances known to the Company or the Sellers creating a reasonable basis for the institution of any such action, suit, investigation, claim or proceeding described in clauses (a) or (b) above. No action, suit, investigation, claim or proceeding of the kind described in clauses (a) and (b) above have been pending, settled or adjudicated during the three years preceding the date of this Agreement.

         4.15 Title to and Condition of Personal Property. The Company has, and will have at at the Closing, good, valid and marketable title to all of its Assets, including, without limitation, each item of equipment and other personal property, tangible and intangible (other than inventory disposed of in the ordinary course of business consistent with past practices to Persons other than the Seller or Affiliates of the Company or the Seller) and to each item of equipment and other personal property, tangible and intangible, acquired is free and clear of any Encumbrances whatsoever except for Permitted Encumbrances.
Schedule 4.15 will contain a detailed list as of the Closing Date of all machinery, equipment, vehicles, furniture and other personal property owned by the Company or used by the Company in the operation of its business.

         4.16 Real Property and Intangible Property. The Company does not own any Real Property or have any obligation to lease any office space or other facilities. The Company does not own any Intangible Property.

         4.17 Governmental Authorizations. Except for its occupational license to conduct business in Coconut Creek, the Company does not need any other authorizations, consents, approvals, franchises, licenses and permits required under applicable law or regulation for the operation of the business of the Company as presently operated (the "Governmental Authorizations"). To the knowledge of the Company and the Sellers, all the Governmental Authorizations have been duly issued or obtained and are in full force and effect, and the Company is in compliance with the terms of all the Governmental Authorizations. Neither the Company nor the Sellers has any knowledge of any facts which could be expected to cause them to believe that the Governmental Authorizations will not be renewed by the appropriate governmental authorities in the ordinary course. To the knowledge of the Company and the Sellers, each of the Governmental Authorizations except as disclosed in Schedule 4.17 may be assigned and transferred to the Buyer in accordance with this Agreement and will continue in full force and effect thereafter, in each case without (i) the occurrence of any breach, default or forfeiture of rights thereunder, or (ii) the consent, approval, or act of, or the making of any filings with, any Person.

         4.18 Other Person Authorizations. Except for its occupational license in Coconut Creek, the Company does not need any authorizations, consents, approvals, franchises, licenses and permits

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required by any Person for the operation of the business of the Company as presently operated (the "Other Person Authorizations").

         4.19 Insurance and Employment Matters. The Company does not have any insurance policies or any employees. There are no employment, consulting, severance or indemnification arrangements, agreements, or understandings between the Company and any officer, director, consultant or employee ("Employment Agreements"). The Company has no material unaccrued liability for any arrears of wages, bonuses or other employee benefits (including, without limitation, termination or severance pay, sick pay, personal days and holiday pay) for any of its employees. The Company does not have any employment benefit plans.

         4.20 Tax Matters.

                  (a) All federal, state, local and foreign Tax Returns and reports required to be filed with respect to the Company or its businesses or assets, including, without limitation, any consolidated federal income tax returns filed on behalf of the affiliated group (as defined in Section 1504(a) of the Code) of which the Company is a member, and any combined income tax return filed on behalf of a group of corporations of which the Company is a member, have been duly and timely filed as required, are true, correct and complete as filed, and reflect accurately all liability for Taxes for the periods to which such returns and documents relate, and all amounts showing as owing thereon have been paid. All Taxes upon the Company or upon its properties, assets, income or franchises which are due and payable, and all assessments and taxes upon any group of corporations of which the Company is a member or upon such group's properties, assets or income, through the Closing Date have been paid, except as reflected by accruals on the Closing Date balance sheet.

                  (b) All Taxes collectible or payable by the Company or relating to or chargeable against any of its assets, revenues or income through the date of this Agreement were fully collected and paid by such date and all similar items collectible or payable through the Closing Date will have been fully collected and paid by that date. No taxation authority has audited the records of the Company or given notice of its intention to audit the records of the Company. No claims or deficiencies have been asserted against the Company with respect to any Taxes which have not been paid or otherwise satisfied and there exists no reasonable basis for the making of any such claims. The Company has not waived any restrictions on assessment or collection of Taxes or consented to the extension of any statute of limitations relating to taxation. All state sales taxes due and owing to the State of Florida have been paid.

         4.21 Agreements and Related Party Transactions. The Company does not have any verbal or written contracts, agreements or any other types of understandings with any Person or third parties. Neither any employee, officer, director of shareholder of the Company or member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them.

         4.22 Absence of Certain Business Practices. Neither the Sellers, any Affiliate of the Sellers, any agent of the Company, nor any other Person acting on behalf of or associated with the Company, acting alone or together, has: (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or

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type, from any customer, supplier, employee or agent of any customer or supplier, official or employee of any government (domestic or foreign) or other Person; or (b) directly or indirectly, given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign) or other Person who was, is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction) which (i) may subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had an adverse effect on the assets, business, operations or prospects of the Company or (iii) if not continued in the future, may adversely affect the assets, business, operations or prospects of the Company.

         4.23 Environmental Matters. The Company and the Sellers represent and warrant that no property owned, leased, used or occupied by the Company currently or in the past has been used by the Company or any other Person to manufacture, treat, store, or dispose of any hazardous substance or any other regulated material, and such property is free of all such substances and materials. Without limiting the generality of Section 4.23, the Sellers and the Company, are in compliance with all laws, regulations and other federal, state or local governmental requirements, and all applicable judgments, orders, writs, notices, decrees, permits, licenses, approvals, consents or injunctions relating to the generation, management, handling, transportation, treatment, disposal, storage, delivery, discharge, release or emission of any waste, pollutant or toxic, hazardous or other regulated substance (including, without limitation, asbestos, radioactive material and pesticides and the keeping and posting of all Material Safety Data Sheets and waste manifests) or to any other actions, omissions or conditions affecting the environment (the "Environmental Laws"). Without limiting the generality of Section 4.23, the Company has not received any complaint, notice, order, or citation of any actual or alleged noncompliance with any Environmental Law, and there is no proceeding, suit or investigation pending or, to the Company's and the Seller's knowledge, threatened against the Company with respect to any violation or alleged violation of the Environmental Laws, and there is no reasonable basis for the institution of any such proceeding, suit or investigation.

         4.24 List of Accounts. Set forth on Schedule 4.24 is: (a) the name and address of each bank or other institution in which the Company maintains an account (cash, securities or other) or safe deposit box; (b) the name and phone number of the Company's contact person at such bank or institution; (c) the account number of the relevant account and a description of the type of account; and (d) the persons authorized to transact business in such accounts.

         4.25 Certain Claims; Business Generally. There are no claims existing or, to the best of the Company's and the Sellers' knowledge, threatened under or pursuant to any warranty, whether express or implied, on products or services sold by the Company. To the knowledge of the Company and the Sellers, there are no claims existing and there is no basis for any claim against the Company for injury to persons, animals or property as a result of the sale, distribution or manufacture of any product or performance of any service by the Company including, but not limited to claims arising out of the defective or unsafe nature of its products or services.

         4.26 Disclosure. No representation or warranty of the Company or the Sellers contained in this Agreement, and no statement, notice, certificate or other document furnished by or on behalf


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of the Sellers or the Company, the Buyer or their agents pursuant hereto or in connection with the transactions contemplated hereby, to the knowledge of the Company and the Sellers, contains or will contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or omits or will omit to state a material fact necessary in order to provide a prospective purchaser of the Company with full and proper information as to the business, assets, prospects, financial condition or results of operations of the Company. Documents provided as part of the Company's due diligence include, but are not limited, to the letter dated December 27, 2000 from the Securities and Exchange Commission to Xelos, Inc. pertaining to no review of the Company's registration statement and the documents provided pursuant to the due diligence request dated August 28, 2001. The Sellers have obtained legal advice from their counsel that the Company was not required to file an Annual Report on Form 10-KSB for the year ended November 30, 2000.

         4.27 Securities Exchange Commission Filings. The Company has, and currently is, a Reporting Company as defined under the Securities Exchange Act of 1934. All required reports have been filed and are current, and all statements made within the reports are true and correct as of the date made, with any and all such changes subsequently filed in such a manner as required by the Securities and Exchange Commission.

         4.28 No Material Adverse Change. Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of any Acquired Company, and no event has occurred or circumstance exists that may result in such a material adverse change.


                                    ARTICLE V

                              Additional Agreements
                              ---------------------

         5.1 Certain Tax Returns and Indemnity. Any Tax (including, without limitation income tax, a sales Tax, use Tax or documentary stamp Tax) directly attributable to the sale or transfer of the Shares shall be paid by the Sellers. The Buyer, the Sellers and the Company agree to sign and deliver in a timely fashion such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or make a report with respect to, such Taxes.

         5.2 Survival. The representations and warranties of the parties hereto contained in this Agreement or in any exhibit or schedule to this Agreement shall survive the Closing Date for the latter of five (5) years or the expiration of the applicable statute of limitation on an action.

         5.3 Indemnification.

                  (a) The Sellers, jointly and severally, agree to indemnify and hold harmless the Buyer and any of its Successors (as defined in Section 7.3) from, against and in respect of, the full amount of any and all liabilities, damages, claims, deficiencies, fines, assessments, losses, taxes, penalties, interest, costs and expenses, including, without limitation, reasonable fees and


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disbursements of counsel (collectively, the "Losses"), arising from, relating to, caused from (whether in whole or in part), in connection with, or incident to:

                           (i) any breach, inaccuracy or violation of any of the
representations, warranties, covenants or agreements of the Company or the Sellers contained in this Agreement, in any schedule or exhibit to this Agreement or in any document or certificate delivered by them at or prior to the Closing;

                           (ii) any and all Taxes, due or claimed to be due
(including, without limitation, Taxes on properties, income, franchises, licenses, sales, services and payrolls) by any federal, state, local and foreign authority applicable to the Company and/or the Shares in respect of or attributable to any and all periods ending on or before the Closing Date; and

                           (iii) any and all actions, suits, proceedings,
demands, assessments or judgments, costs and expenses incidental to any of the foregoing.

                  (b) Indemnity Procedure. The Buyer or its Successor shall, with respect to claims asserted against such party by any third party, give written notice to the Sellers of any liability which might give rise to a claim for indemnity under this Agreement within 60 business days of the receipt of any written claim from any such third party, and with respect to other matters for which the Buyer may seek indemnification, give prompt written notice to the Sellers of any liability which might give rise to a claim for indemnity.

                  As to any claim, action, suit or proceeding by a third party, the Sellers shall be entitled, together with the Buyer, to participate in the defense, compromise or settlement of any such matter through the Sellers' own attorneys and at their own expense. The Buyer shall provide such cooperation and such access to its books, records and properties as the Sellers shall reasonably request with respect to such matter; and the parties hereto agree to cooperate with each other in order to ensure the proper and adequate defense thereof, it being understood that the Sellers shall control any such defense.

                  The Sellers shall not make any settlement of any claims without the written consent of the Buyer, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against the Buyer or its assets, employees or business.

                  With regard to claims of third parties for which indemnification is payable hereunder, such indemnification shall be paid by the Sellers upon the earliest to occur of: (i) the entry of a judgment against the Buyer and the expiration of any applicable appeal period, or if earlier, five days prior to the date that the judgment creditor has the right to execute the judgment or if earlier the date that the Buyer must post any bond with respect to any judgment or other judicial ruling; (ii) the entry of an unappealable judgment or final appellate decision against the Buyer; (iii) a settlement of the claim; or (iv) with respect to indemnities for Tax Liabilities, upon the issuance of any resolution by a taxation authority. Notwithstanding the foregoing, expenses of counsel to the Buyer shall be reimbursed on a current basis by the Sellers. With regard to other claims for which indemnification is payable hereunder, such indemnification shall be paid within ten (10) business days after demand by the Buyer.

                  (c) Indemnification Payments Net of Taxes. All sums payable by the Sellers as indemnification under this Section 6.3 shall be paid free and clear of all deductions or withholdings (including any taxes or governmental charges of any nature) unless the deduction or withholding is required by law, in which event or in the event the Buyer shall incur any liability for tax chargeable or assessable in respect of any such payment, the Sellers shall pay such additional amounts as shall be required to cause the net amount received by the Buyer to equal the full amount which would otherwise have been received by it had no such deduction or withholding been made or no such liability for taxes been incurred.

                  (d) Set-Off. The Buyer shall be entitled, at their discretion and in addition to any other rights and remedies they may have in law and in equity, to set off at any time and from time to time, the amount of any losses against any obligations of the Buyer to the Company or Seller under this Agreement or under any of the agreements entered into pursuant hereto.

         5.4 Confidential Treatment of Information. From and after the date hereof, the parties hereto shall and shall cause their representatives to hold in confidence this Agreement (including the Exhibits and Schedules hereto), all matters relating hereto and all data and information obtained with respect to the other parties or their business, except such data or information as is published or is a matter of public record, or as compelled by legal process. In the event this Agreement is terminated pursuant to the terms contained herein, each party shall promptly return to the other(s) any statements, documents, schedules, exhibits or other written information obtained from them in connection with this Agreement, and shall not retain any copies thereof.

         5.5 Publicity. The parties agree to cooperate reasonably in issuing any press release or other public announcement or making any governmental filing concerning this Agreement or the transactions contemplated hereby. Nothing contained herein shall prevent any party from at any time furnishing any information to any governmental authority which it is by law or otherwise so obligated to disclose or from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party's disclosure obligations under applicable law.

                                   ARTICLE VI

                    Closing Conditions Precedent; Termination
                    -----------------------------------------

         6.1 Closing. The consummation of the sale and purchase and the transfers and deliveries to be made pursuant to this Agreement (the "Closing") shall take place at 5:00 p.m. local time at the offices of _____________________ at the date that this Agreement is signed (the "Closing Date"), or at such other place, time or date as may be agreed to by the parties. All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

                  (a) At the Closing, the Company and the Seller shall deliver to the Buyer:

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



                           (i) Stock certificates for of the shares of capital
stock of the Company being surrendered hereunder, duly endorsed or with stock powers attached in blank.

                           (ii) All corporate records of the Company, including
without limitation corporate minute books, stock books, stock transfer books, corporate seals, financial statements, financial records (including the general ledger) and such other corporate books and records as may reasonably be requested by the Buyer and its counsel.

                           (iii) Copy of the Articles of Incorporation of the
Company and a copy of the by-laws of the Company certified on the Closing Date by the secretary or an assistant secretary of the Company;

                           (iv) Certificate of good standing of the Company
issued as of a recent date by the Secretary of State of Florida;

                           (v) Incumbency certificates, duly executed and dated
the Closing Date, with respect to the officers of the Company executing this Agreement;

                           (vi) Copies of the resolutions of the Board of
Directors of the Company authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, certified by the secretary or an assistant secretary of the Company as of the Closing Date;

                           (vii) Executed Resignations of the officers and
directors of the Company as of the Closing Date;

                           (viii) Such other assignments and other instruments
of transfer or conveyance as the Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Shares to the Buyer; and

                           (ix) All accounting work papers, tax returns and all
other relevant documents relating to the Company.

                  In addition to the above deliveries, the Company and the Sellers shall take all steps and actions as the Buyer may reasonably request or as may otherwise be necessary to put the Buyer in actual possession or control of the Shares.

                  (b) At the Closing, the Buyer shall deliver to the Company and/or the Seller:

                           (i) A bank or cashier's check for the amount of the
Purchase Price.

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


                                   ARTICLE VII

                                  Miscellaneous
                                  -------------

         7.1 Notices. Any notice, request, demand or other communication required or permitted under this Agreement shall be in writing and shall be delivered personally or sent by prepaid overnight courier for next business day delivery to the parties at the addresses set forth below their names below (or at such other addresses as shall be specified by the parties by like notice).

         If to the Buyer:
         ---------------

                  Bradford Tolley
                  Tolley Investments, Inc.
                  125 Worth Avenue, Suite 302
                  Palm Beach, FL 33480
                  Tel: (561) 655-3200

         If to the Sellers:
         -----------------

                  Scott Huvler
                  Kevin Monahan
                  3858 Coral Tree Circle, #308
                  Coconut Creek, FL 33073
                  Tel:


Such notices, demands, claims and other communications shall be deemed given when actually received or in the case of delivery by overnight service with guaranteed next business day delivery, the next business day or the day designated for delivery.

         7.2 Entire Agreement. This Agreement and the exhibits and schedules to this Agreement contain every obligation and understanding among the parties relating to the subject matter hereof and merge all prior discussions, negotiations and agreements, if any, among them, and none of the parties shall be bound by any representations, warranties, covenants, or other understandings, other than as expressly provided or referred to herein.

         7.3 Assignment. This Buyer may assign this Agreement to another individual or business entity (the "Successor") and it is contemplated that the Buyer will assign this Agreement. The Sellers and the Company agree that any Successor of the Buyer shall have all rights, obligations and duties of the Buyer under this Agreement, including but not limited to all rights of indemnification as described in this Agreement, and is an intended third-party beneficiary of this Agreement. This Agreement, however, may not be assigned by Sellers, without the written consent of each Buyer because the Buyer views the property under this Agreement as unique and there is no comparable investment alternative that may compensate the Buyer. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

         7.4 Waiver and Amendment. Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the party hereto entitled to the benefit thereof, and any term, condition or covenant hereof may be amended by the parties hereto at any time. Any such waiver, extension or amendment shall be evidenced by an instrument in writing executed on behalf of the appropriate party by a person who has been authorized by such party to execute waivers, extensions or amendments on its behalf. No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party's rights under such Provisions at any other time or a waiver of such party's rights under any other provision of this Agreement. No failure by any party hereto to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party's right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

         7.5 Severability. In the event that any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written.

         7.6 Expenses. Each party agrees to pay, without right of reimbursement from any other party, the costs incurred by it incident to the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, costs incident to the preparation of this Agreement, and the fees and disbursements of counsel, accountants and consultants employed by such party in connection herewith.

         7.7 Headings. Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The schedules and exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any schedule hereto is not intended to imply that such amounts, or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

         7.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Any facsimile copy of a manually executed original shall be deemed a manually executed original.

         7.9 Litigation; Prevailing Party. In the event of any litigation with regard to this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party and the non-prevailing party shall pay upon demand all reasonable attorneys fees and legal expenses for the prevailing party.

         7.10 Injunctive Relief. It is possible that remedies at law may be inadequate and, therefore, the parties hereto shall be entitled to equitable relief including, without limitation, injunctive relief, specific performance or other equitable remedies in addition to all other remedies provided hereunder or available to the parties hereto at law or in equity.

         7.11 Governing Law and Venue. This Agreement has been entered into and shall be construed and enforced in accordance with the laws of the State of Florida without reference to the choice of law principles thereof. This Agreement shall be subject to the exclusive jurisdiction of the courts of the State of Florida located in Broward County, Florida or the United States District Court for the Southern District of Florida. The parties to this Agreement agree that any breach of any term or condition of this Agreement shall be deemed to be a breach occurring in the State of Florida by virtue of a failure to perform an act required to be performed in the State of Florida and irrevocably and expressly agree to submit to the jurisdiction of the courts of the State of Florida for the purpose of resolving any disputes among the parties relating to this Agreement or the transactions contemplated hereby. The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, or any judgment entered by any court in respect hereof brought in Broward County, Florida, and further irrevocably waive any claim that any suit, action or proceeding brought in Broward County, Florida, has been brought in an inconvenient forum.

         7.12 Duty of Cooperation. The parties agree to execute and deliver all such further documents, agreements, and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

         7.13 Confidentiality. Between the date of this Agreement and the Closing Date, Buyer and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Acquired Companies to maintain in confidence, and not use to the detriment of another party or an Acquired Company, any written, oral, or other information obtained in confidence from or written information stamped "confidential" when originally furnished by another party or an Acquired Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party,
(b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.
If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request. Whether or not the Closing takes place, Sellers waive, and will upon Buyer's request cause the Acquired Companies to waive, any cause of action, right, or claim arising out of the access of Buyer or its representatives to any trade secrets or other confidential information of the Acquired Companies except for the intentional competitive misuse by Buyer of such trade secrets or confidential information.

         7.14 Remedies Cumulative. No remedy made available by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.

         7.15 Participation of Parties; Construction. The parties hereto acknowledge that this Agreement and all matters contemplated herein, have been negotiated among all parties hereto and their respective legal counsel and that all such parties have participated in the drafting and preparation of this Agreement from the commencement of negotiations at all times through the execution hereof. This Agreement shall be construed and interpreted without regard to any presumption or other rule or interpretation against the party who may have had primary responsibility for drafting this Agreement.

         IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

                                  BUYER:

                                  /s/ Bradford Tolley
                                  ----------------------------------------------
                                  Bradford Tolley

                                  SELLERS:

                                  /s/ Scott Huvler
                                  ----------------------------------------------
                                  Scott Huvler

                                  /s/ Kevin Monahan
                                  ----------------------------------------------
                                  Kevin Monahan


                                  COMPANY:

                                  XELOS, INC.


                                  By: /s/ Scott Huvler
                                     -------------------------------------------
                                        Scott Huvler, President

                                   SCHEDULE 1
                                   ----------

                                   DEFINITIONS
                                   -----------


         In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the meanings indicated below:

         "Agreement" means this Stock Purchase Agreement together with all exhibits and schedules referred to herein.

         "Closing" has the meaning specified in Section 7.1.

         "Closing Date" has the meaning specified in Section 7.1.

         "Encumbrance" means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other encumbrance or restriction of any kind.

         "Environmental Laws" has the meaning specified in Section 4.28.

         "Governmental Authorizations" has the meaning specified in Section
4.19.

         "Intangible Property" has the meaning specified in Section 4.18.

         "Investment" means, with respect to any Person, any advances, loans or extensions of credit to any other Person, any purchases or commitments to purchase any stock, bonds, notes, debentures or other securities of any other Person, and any other investment in any other Person, including partnerships, joint ventures or other similar arrangement with any Person.

         "Knowledge"or "known" means, with respect to any representation or warranty or other statement in this Agreement qualified by the knowledge of any party, that such party has made a due and diligent investigation as to the matters that are the subject of such representation, warranty or other statement. Where reference is made to the knowledge of the Sellers or the Company, such reference shall be deemed to include the directors, officers and managerial employees of the Company, all of whom shall be deemed to have conducted the investigation required by this definition.

         "Losses" has the meaning specified in Section 6.3(a).

         "Material Agreements" has the meaning specified in Section 4.25.

         "Other Person Authorizations" has the meaning specified in Section
4.20.

         "Permitted Encumbrances" means liens for taxes which are not yet due and payable.

         "Person" means any natural person, corporation, unincorporated organization, partnership, association, joint stock company, joint venture, trust or government, or any agency or political subdivision of any government, or any other entity.

         "Purchase Price" has the meaning specified in Section 2.2.

         "Related Party" has the meaning specified in Section 4.26.

         "Rights" has the meaning specified in Section 4.18.

         "Subsidiary" of any Person means any Person, whether or not capitalized, in which such Person owns, directly or indirectly, an equity interest of 50% or more, or any Person which may be controlled, directly or indirectly, by such Person, whether through the ownership of voting securities, by contract, or otherwise.

         "Tax" means any federal, state, local or foreign income, gross receipts, property, sales, use, transfer, gains, license, excise, employment, payroll, withholding or minimum tax, or any other tax custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any foreign, federal, state, local or other governmental authority or regulatory body.

         "Tax Return" means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.